Exhibit 99.1

Shoals Technologies Group, Inc. Reports Financial Results for Fourth Quarter 2024
–Quarterly Revenue of $107.0 million –
–Adjusted Gross Profit Percentage1of 37.6% –
–Quarterly Net Income of $7.8 million –
–Adjusted EBITDA1 of $26.4 million –
–Ending Backlog and Awarded Orders of $634.7 million –
–Provides First Quarter and Full Year 2025 Outlook –

PORTLAND, TN. – February 25, 2025 (GLOBE NEWSWIRE) – Shoals Technologies Group, Inc. (“Shoals” or the “Company”) (Nasdaq: SHLS), a leading provider of electrical balance of system (“EBOS”) solutions and components, including battery energy storage solutions (“BESS”), and Original Equipment Manufacturer (“OEM”) components for the global energy transition market, today announced results for its fourth quarter ended December 31, 2024.

“2024 proved to be an unpredictable year for the US utility scale solar industry. A rapidly shifting political landscape, supply chain and regulatory bottlenecks, and persistently high interest rates, drove unprecedented disruption within our markets. However, 2024 was also a year of exciting operational and commercial process improvements that are beginning to yield results,” said Brandon Moss, CEO of Shoals.

Mr. Moss added, “We executed well in the period, delivering revenue of $107 million, and finished the year at the high end of our previously guided range. Bookings continued at a healthy pace in the period, resulting in a book to bill of 1.4. While adjusted gross profit percentage continues to see pressure in the short term, we believe we have put in place effective productivity measures to mitigate this trend. And we’re proud of recent international project wins and early customer traction in new markets including CC&I and BESS.”

“While we’re appropriately cautious coming out of 2024, I’m encouraged by the customer momentum as we enter the new year with approximately $635 million of Backlog and Awarded
1 Non-GAAP financial measures referenced in this release are used by management to assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the non-GAAP reconciliation in this release. Non-GAAP measures should not be used as a substitute for the closest comparable GAAP measures.

Orders, including $440 million with 2025 delivery dates. I’m also pleased with the quality of that order book, as our goal of getting closer to our customers is also driving greater visibility. We work hard to accommodate our customer’s timelines, and as a result, expect more pronounced seasonality this year, with a softer first half, and strength in the second half. The quality of our business positions us well to drive value for Shoals customers and shareholders in 2025, independent of the macro environment. Given the level of uncertainty around multiple variables impacting our customers, including tariffs, interest rates, and subsidies for the clean energy space, we believe it’s prudent to remain cautious until visibility improves on a number of these items” concluded Mr. Moss.

Fourth Quarter 2024 Financial Results
Revenue decreased 18%, to $107.0 million, compared to $130.4 million for the prior-year fourth quarter, driven by lower sales volumes resulting from lower demand as a result of solar project delays that have pushed projects out from 2024, and to a lesser extent, competitive dynamics, volume discounts, and customer mix in our key markets.

Gross profit decreased to $40.2 million, compared to $55.4 million in the prior-year fourth quarter. Gross profit as a percentage of revenue was 37.6% compared to 42.5% in the prior-year period. The decline from the prior-year period was due to the competitive environment, higher material costs, slightly offset by improved leverage on labor costs.

General and administrative expenses were $21.5 million, compared to $21.5 million during the same period in the prior year. Within the balance, there was a decrease in professional services, professional recruiting, and contract services offset by increased payroll and employee expenses.

Income from operations was $16.5 million, compared to $31.9 million during the prior-year period.

Net income and net income attributable to Shoals Technologies Group, Inc. were $7.8 million compared to net income and net income attributable to Shoals Technologies Group, Inc of $16.6 million during the prior-year period.

Basic and diluted net income per share was $0.05 compared to basic and diluted net income per share of $0.10 in the prior-year period.

Adjusted EBITDA1 decreased to $26.4 million compared to $39.1 million for the prior-year period.

Adjusted gross profit1 for fourth quarter of 2024 was $40.2 million, reflecting a 37.6% adjusted gross profit percentage1, compared to $55.4 million and 42.5% in the prior year. There were no adjustments made to gross profit in the fourth quarters of 2024 or 2023.

Adjusted net income1 was $14.1 million compared to $21.3 million during the same period in the prior year. Adjusted diluted earnings per share1 was $0.08 compared to $0.12 in the prior-year period.

Full Year 2024 Financial Results
Revenue decreased 18%, to $399.2 million, compared to $488.9 million for the prior-year, driven by lower sales volumes resulting from lower demand as a result of solar project delays that have pushed projects out from 2024, and to a lesser extent, competitive dynamics, volume discounts, and customer mix in our key markets.

Gross profit was $142.0 million, compared to $168.3 million in the prior-year. Gross profit as a percentage of revenue increased to 35.6% from 34.4% in the prior-year, due to a reduction in wire insulation shrinkback expenses recorded in the current year versus the prior year, slightly offset by an increase in raw materials and labor input costs.

General and administrative expenses were $82.3 million, compared to $80.7 million during the prior year. The increase in general and administrative expenses was the result of an increase in legal and professional expenses of $7.0 million associated with litigation for wire insulation shrinkback, intellectual property, and shareholder matters, $4.2 million in operating salaries due to an increase in general and administrative headcount, as well as an increase of $0.8 million in sales and marketing expenses. This increase was offset by decreases of $5.9 million associated with stock compensation and a decrease in $4.4 million in bonus expense due to decreased estimated payouts under our annual incentive plan in comparison to the prior year.

Income from operations was $51.2 million, compared to $79.0 million during the prior year.

Net income was $24.1 million compared to net income of $42.7 million during the prior year.

Net income attributable to Shoals Technologies Group, Inc. was $24.1 million compared to $40.0 million during the prior year. In the prior year, there was $2.7 million of net income attributable to non-controlling interests. Following the first quarter of 2023, no further non-controlling interest remained.

Basic and diluted net income per share was $0.14 compared to basic and diluted net income per share of $0.24 in the prior-year period.

Adjusted EBITDA1 was $99.1 million compared to $173.4 million for the prior-year.

Adjusted gross profit1 for full year 2024 was $155.8 million, reflecting a 39.0% adjusted gross profit percentage1, compared to $230.0 million and 47.0% in the prior year.

Adjusted net income1 decreased 47% to $58.5 million compared to $111.3 million during the prior year. Adjusted diluted earnings per share1 was $0.35 compared to $0.65 in the prior-year.

Backlog and Awarded Orders
The Company’s backlog and awarded orders as of December 31, 2024 were $634.7 million, which is approximately flat compared to the same time last year and 6.5% higher compared to September 30, 2024. The increase in backlog and awarded orders reflects continued demand for the Company’s solar products, with growth in new domestic and international markets.

Backlog represents signed purchase orders or contractual minimum purchase commitments with take-or-pay provisions and awarded orders are orders we are in the process of documenting a contract but for which a contract has not yet been signed.

First Quarter 2025 Outlook
The Company is providing an outlook for the first quarter given the headwinds in the utility scale solar market, which have resulted in certain customers changing order patterns. It is not the Company’s intention to provide quarterly guidance on an ongoing basis. Based on current business conditions, business trends and other factors, for the quarter ending March 31, 2025, the Company expects:
•Revenue to be in the range of $70 million  to $80 million
•Adjusted EBITDA1 to be in the range of $10 million to $15 million
Full Year 2025 Outlook
Based on current business conditions, business trends and other factors, for the full year 2025, the Company expects:
•Revenue to be in the range of $410 million to $450 million
•Adjusted EBITDA1 to be in the range of $100 million to $115 million
•Cash Flow from operations to be in the range of $30 million to $45 million
•Capital expenditures to be in the range of $25 million to $35 million
•Interest expense to be in the range of $8 million to $12 million

A reconciliation of Adjusted EBITDA1 guidance, which is a forward-looking and non-GAAP measure, to the most closely comparable GAAP measure is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, amortization of intangible assets and the tax effect of such items, in addition to other items we have historically excluded from Adjusted EBITDA and Adjusted net income. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future.

Webcast and Conference Call Information

Company management will host a webcast and conference call on February 25, 2025 at 8:00 a.m. Eastern Time, to discuss the Company’s financial results.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.shoals.com.

About Shoals Technologies Group, Inc.
Shoals Technologies Group, Inc. is a leading provider of electrical balance of system (“EBOS”) solutions and components, including battery energy storage solutions (“BESS”) and Original Equipment Manufacturer (“OEM”) components, for the global energy transition market. Since its founding in 1996, the Company has introduced innovative technologies and systems solutions that allow its customers to substantially increase installation efficiency and safety while improving system performance and reliability. Shoals Technologies Group, Inc. is a recognized leader in the renewable energy industry whose solutions are deployed on over 62 GW of solar systems globally. For additional information, please visit: https://www.shoals.com.

Investor Relations Contact
Shoals Technologies Group, Inc.
Email: investors@shoals.com

Forward-Looking Statements

This report contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, including our financial guidance for the first quarter of 2025 and for the full year ending December 31, 2025; expectations regarding the utility-scale solar market; project delays; regulatory environment; the effects of competitive dynamics, volume discounts and customer mix in our key markets; pipeline and orders; business strategies, plans and expectations; sales and marketing goals; technology developments; financing and investment plans; warranty and liability accruals and estimates of loss or gains; estimates of potential loss related to the wire insulation shrinkback matter; litigation strategy and expected benefits or results from the current intellectual property and wire insulation shrinkback litigation; potential growth opportunities, including opportunities associated with our entry into new markets; production and capacity at our plants; and potential repurchases under the Company’s share repurchase program. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect.

Some of the key factors that could cause actual results to differ from our expectations include, among others, If demand for solar energy projects continues to decline, we may not be able to grow, and our financial results, business and prospects could be materially adversely impacted; If we fail to accurately estimate the potential losses related to the wire insulation shrinkback matter, or fail to recover the costs and expenses incurred by us from the supplier, our profit margins, financial results, business and prospects could be materially adversely impacted; The interruption of the flow of raw materials from international vendors has disrupted our supply chain, including as a result of the imposition of additional duties, tariffs and other charges on imports and exports; The imposition of trade restrictions, import tariffs, anti-dumping and countervailing duties could adversely affect the amount or timing of our revenue, results of operations or cash flows; We have modified, and in the future may modify, our business strategy to abandon lines of business or implement new lines of business, and modifying our business strategy could have an adverse effect on our business and financial results; Amounts included in our backlog and awarded orders may not result in actual revenue or translate into profits; Defects or performance problems in our products or their parts, whether due to manufacturing, installation, or use, including those related to the wire insulation shrinkback matter, have a high consequence of failure and can lead to equipment and systems failure, physical injury or death, and in the past have, and in the future could, result in loss of customers, reputational damage and decreased revenue, and materially adversely impact our business, financial condition and results of operations; We have experienced, and may experience in the future, delays, disruptions, quality control or reputational problems in our manufacturing operations in part due to our vendor concentration; If we fail to retain our key personnel and attract additional qualified personnel, our business strategy and prospects could suffer; Our products are primarily manufactured and shipped from our production facilities in Tennessee, and any damage or disruption at these facilities may harm our business; We may face difficulties with respect to the planned consolidation and relocation of our Tennessee-based manufacturing and distribution operations, and may not realize the benefits thereof; The market for our products is competitive, and we face increased competition as new and existing competitors introduce EBOS system solutions and components, which could negatively affect our results of operations and market share; Macroeconomic conditions, including high inflation, high interest rates, and geopolitical instability impacts our business and financial results; We are subject to risks associated with the patent infringement complaints that we filed with the U.S. International Trade Commission and District Courts; If we fail to, or incur significant costs in order to obtain, maintain, protect, defend or enforce our intellectual property portfolio and other proprietary rights, including the patents we are asserting in ongoing patent infringement litigation, our business and results of operations could be materially harmed; Acquisitions, joint ventures and/or investments and the failure to integrate acquired businesses, could disrupt our business and negatively impact our results of operations; A loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment could harm our business and negatively impact revenue, results of operations, and cash flow; Our expansion outside the U.S. could subject us to additional business, financial, regulatory and competitive risks; Our indebtedness could adversely affect our financial flexibility, restrict our current and future operations, and our competitive position; Existing electric utility industry, federal state and municipal renewable energy and solar energy policies and regulations, including zoning and siting laws, and any subsequent changes, present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our products or harm our ability to compete; and Changes in tax laws or regulations that are applied adversely to us, or our customers could materially adversely affect our business, financial condition, results of operations and prospects.
These and other important risk factors are described more fully in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect.
Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Shoals Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except shares and par value)

	December 31,
	2024	2023
Assets
Current Assets
Cash and cash equivalents	$23,511	$22,707
Accounts receivable, net	78,181	107,118
Unbilled receivables	20,834	40,136
Inventory, net	55,977	52,804
Other current assets	9,849	4,421
Total Current Assets	188,352	227,186
Property, plant and equipment, net	28,222	24,836
Goodwill	69,941	69,941
Other intangible assets, net	41,083	48,668
Deferred tax assets	454,160	468,195
Other assets	11,322	5,167
Total Assets	$793,080	$843,993

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$20,032	$14,396
Accrued expenses and other	12,541	22,907
Warranty liability—current portion	29,602	31,099
Deferred revenue	18,737	22,228
Long-term debt—current portion	—	2,000
Total Current Liabilities	80,912	92,630
Revolving line of credit	141,750	40,000
Long-term debt, less current portion	—	139,445
Warranty liability, less current portion	11,392	23,815
Other long-term liabilities	2,226	3,107
Total Liabilities	236,280	298,997
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.00001 par value - 5,000,000 shares authorized; none issued and outstanding as of December 31, 2024 and 2023	—	—
Class A common stock, $0.00001 par value - 1,000,000,000 shares authorized; 170,670,779 and 170,117,289 shares issued, 166,762,392 and 170,117,289 outstanding as of December 31, 2024 and 2023, respectively	2	2
Class B common stock, $0.00001 par value - 195,000,000 shares authorized; none issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	483,550	470,542
Treasury stock, at cost, 3,908,387 and zero shares as of December 31, 2024 and 2023, respectively	(25,331)	—
Retained Earnings	98,579	74,452
Total stockholders' equity	556,800	544,996
Total Liabilities and Stockholders’ Equity	$793,080	$843,993

Shoals Technologies Group, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$106,987	$130,436	$399,208	$488,939
Cost of revenue	66,803	75,056	257,191	320,635
Gross profit	40,184	55,380	142,017	168,304
Operating expenses
General and administrative expenses	21,521	21,453	82,254	80,719
Depreciation and amortization	2,180	2,057	8,591	8,550
Total operating expenses	23,701	23,510	90,845	89,269
Income from operations	16,483	31,870	51,172	79,035
Interest expense	(3,314)	(5,700)	(13,827)	(24,100)
Interest income	518	—	518	—
Income before income taxes	13,687	26,170	37,863	54,935
Income tax expense	(5,869)	(9,588)	(13,736)	(12,274)
Net income	7,818	16,582	24,127	42,661
Less: net income attributable to non-controlling interests	—	—	—	2,687
Net income attributable to Shoals Technologies Group, Inc.	$7,818	$16,582	$24,127	$39,974

Earnings per share of Class A common stock:
Basic	$0.05	$0.10	$0.14	$0.24
Diluted	$0.05	$0.10	$0.14	$0.24
Weighted average shares of Class A common stock outstanding:
Basic	166,723	170,075	168,570	164,165
Diluted	166,830	170,287	168,725	164,504

Shoals Technologies Group, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net income	$24,127	$42,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,626	10,529
Amortization/write off of deferred financing costs	3,093	2,165
Equity-based compensation	14,230	20,862
Provision for credit losses	—	296
Provision for obsolete or slow-moving inventory	2,670	5,041
Provision for warranty expense	15,203	59,556
Deferred taxes	14,035	11,334
Payable pursuant to the tax receivable agreement adjustment	—	—
Gain on termination of tax receivable agreement	—	—
Changes in assets and liabilities:
Accounts receivable	28,937	(56,839)
Unbilled receivables	19,302	(23,423)
Inventory	(5,843)	15,009
Other assets	(9,767)	1,355
Accounts payable	5,636	5,171
Accrued expenses and other	(11,247)	4,471
Warranty liability	(29,123)	(5,202)
Deferred revenue	(3,491)	(1,031)
Net Cash Provided by Operating Activities	80,388	91,955
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(8,393)	(10,578)
Other	—	(269)
Net Cash Used in Investing Activities	(8,393)	(10,847)
Cash Flows from Financing Activities
Distributions to non-controlling interests	—	(2,628)
Employee withholding taxes related to net settled equity awards	(1,222)	(3,880)
Deferred financing costs	(2,638)	—
Payments on term loan facility	(143,750)	(51,500)
Proceeds from revolving credit facility	148,750	45,000
Repayments of revolving credit facility	(47,000)	(53,000)
Repurchase of Class A common stock	(25,331)	—
Proceeds from issuance of Class A common stock in follow-on offering, net of underwriting discounts and commissions	—	—
Deferred offering costs	—	(1,159)
Early termination payment of tax receivable agreement	—	—
Payment of fees for tax receivable agreement termination	—	—
Net Cash Used in Financing Activities	(71,191)	(67,167)
Net Increase (Decrease) in Cash, Cash Equivalents	804	13,941
Cash, Cash Equivalents—Beginning of Period	22,707	8,766
Cash, Cash Equivalents—End of Period	$23,511	$22,707

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”)
Non-GAAP Financial Measures
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings per Share (“EPS”)
We define Adjusted Gross Profit as gross profit plus wire insulation shrinkback expenses. We define Adjusted Gross Profit Percentage as Adjusted Gross Profit divided by revenue. We define Adjusted EBITDA as net income plus/(minus) (i) interest expense, (ii) interest income (iii) income tax expense, (iv) depreciation expense, (v) amortization of intangibles, (vi) payable pursuant to the TRA adjustment, (vii) gain on termination of the TRA, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) wire insulation shrinkback expenses, and (xi) wire insulation shrinkback litigation expenses. We define Adjusted Net Income as net income attributable to Shoals Technologies Group, Inc. plus (i) net income impact from assumed exchange of Class B common stock to Class A common stock as of the beginning of the earliest period presented, (ii) adjustment to the provision for income tax, (iii) amortization of intangibles, (iv) amortization / write-off of deferred financing costs, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of the TRA, (vii) equity-based compensation, (viii) acquisition-related expenses, (ix) wire insulation shrinkback expenses, and (x) wire insulation shrinkback litigation expenses, all net of applicable income taxes. We define Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted average shares of Class A common stock outstanding for the applicable period, which assumes the exchange of all outstanding Class B common stock for Class A common stock as of the beginning of the earliest period presented.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. We present Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS: (i) as factors in evaluating management’s performance when determining incentive compensation, as applicable; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS to measure our compliance with certain covenants.
Among other limitations, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and may be calculated by other companies in our industry differently than we do or not at all, which may limit their usefulness as comparative measures.
Because of these limitations, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. You should review the reconciliation of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage, net income to Adjusted EBITDA, and net income attributable to Shoals Technologies Group, Inc. to Adjusted Net Income and Adjusted Diluted EPS below and not rely on any single financial measure to evaluate our business.

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”)
Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$106,987	$130,436	$399,208	$488,939
Cost of revenue	66,803	75,056	257,191	320,635
Gross profit	$40,184	$55,380	$142,017	$168,304
Gross profit percentage	37.6%	42.5%	35.6%	34.4%

Wire insulation shrinkback expenses (a)	$—	$—	$13,764	$61,705
Adjusted gross profit	$40,184	$55,380	$155,781	$230,009
Adjusted gross profit percentage	37.6%	42.5%	39.0%	47.0%

Reconciliation of Net Income to Adjusted EBITDA (in thousands):

	Three Months Ended December 31,			Year Ended December 31,
	2024		2023	2024	2023
Net income	$7,818		$16,582	$24,127	$42,661
Interest expense	3,314		5,700	13,827	24,100
Interest income	(518)	—	—	(518)	—
Income tax expense	5,869		9,588	13,736	12,274
Depreciation expense	1,364		889	5,007	2,612
Amortization of intangibles	1,931		1,896	7,619	7,917
Payable pursuant to the TRA adjustment (c)	—		—	—	—
Gain on termination of TRA	—	—	—	—	—
Equity-based compensation	3,838		3,802	14,230	20,862
Acquisition-related expenses	—		—	—	—
Wire insulation shrinkback expenses (a)	—		—	13,764	61,705
Wire insulation shrinkback litigation expenses (b)	2,793		662	7,292	1,260
Adjusted EBITDA	$26,409		$39,119	$99,084	$173,391
Reconciliation of Net Income Attributable to Shoals Technologies Group, Inc. to Adjusted Net Income (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income attributable to Shoals Technologies Group, Inc.	7,818	16,582	$24,127	$39,974
Net income impact from assumed exchange of Class B common stock to Class A common stock (d)	—	—	—	2,687
Adjustment to the provision for income tax (e)	—	—	—	(653)
Tax effected net income	7,818	16,582	24,127	42,008
Amortization of intangibles	1,931	1,896	7,619	7,917

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Amortization / write-off of deferred financing costs	156	—	3,093	2,165
Payable pursuant to the TRA adjustment (c)	—	—	—	—
Gain on termination of TRA	—	—	—	—
Equity-based compensation	3,838	3,802	14,230	20,862
Acquisition-related expenses	—	—	—	—
Wire insulation shrinkback expenses (a)	—	—	13,764	61,705
Wire insulation shrinkback litigation expenses (b)	2,793	662	7,292	1,260
Tax impact of adjustments (f)	(2,441)	(1,673)	(11,591)	(24,604)
Adjusted Net Income	$14,095	$21,269	$58,534	$111,313
(a) For the year ended December 31, 2024 represents (i) $13.3 million of wire insulation shrinkback warranty expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, and (ii) $0.5 million of inventory write-downs of wire in connection with wire insulation shrinkback. For the year ended December 31, 2023 represents, (i) $59.1 million wire insulation shrinkback warranty expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, and (ii) $2.6 million of inventory write-downs of wire in connection with wire insulation shrinkback. We consider expenses incurred in connection with the identification, repair and replacement of the impacted wire harnesses as well as the write-down of related inventory distinct from normal, ongoing service identification, repair and replacement expenses that would be reflected under ongoing warranty expenses within the operation of our business and normal write-downs of inventory, which we do not exclude from our non-GAAP measures. In the future, we also intend to exclude from our non-GAAP measures the benefit of liability releases, if any. We believe excluding expenses from these discrete liability events provides investors with a better view of the operating performance of our business and allows for comparability through periods. See Note 8 - Warranty Liability, in our consolidated financial statements included in this Annual Report on Form 10-K for more information.
(b) For the year ended December 31, 2024, represents $7.3 million of expenses incurred in connection with the lawsuit initiated by the Company against the supplier of the defective wire. For the year ended December 31, 2023, represents $1.3 million of expenses incurred in connection with the lawsuit initiated by the Company against the supplier of the defective wire. We consider this litigation distinct from ordinary course legal matters given the expected magnitude of the expenses, the nature of the allegations in the Company’s complaint, the amount of damages sought, and the impact of the matter underlying the litigation on the Company’s financial results. In the future, we also intend to exclude from our non-GAAP measures the benefit of recovery, if any. We believe excluding expenses from these discrete litigation events provides investors with a better view of the operating performance of our business and allows for comparability through periods. See Note 15 - Commitments and Contingencies, in our consolidated financial statements included in this Annual Report on Form 10-K for more information.
(c) Represents an adjustment to eliminate the impact of the payable pursuant to the TRA.
(d) Reflects net income to Class A common stock from assumed exchange of corresponding shares of our Class B common stock held by our founder and management.

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”)
(e) Shoals Technologies Group, Inc. is subject to U.S. Federal income taxes, in addition to state and local taxes. The adjustment to the provision for income tax reflects the effective tax rates below, assuming Shoals Technologies Group, Inc. owned 100% of the units in Shoals Parent LLC prior to March 10, 2023.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Statutory U.S. Federal income tax rate	21.0%	21.0%	21.0%	21.0%
Permanent adjustments	2.0%	2.0%	1.3%	1.9%
State and local taxes (net of federal benefit)	5.0%	3.3%	2.9%	3.3%
Effective income tax rate for Adjusted Net Income	28.0%	26.3%	25.2%	26.2%
(f)    Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (in thousands, except per share):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Diluted weighted average shares of Class A common stock outstanding, excluding Class B common stock	166,830	170,287	168,725	164,504
Assumed exchange of Class B common stock to Class A common stock	—	—	—	5,698
Adjusted diluted weighted average shares outstanding	166,830	170,287	168,725	170,202

Adjusted Net Income	$14,095	$21,269	$58,534	$111,313
Adjusted Diluted EPS	$0.08	$0.12	$0.35	$0.65